Exhibit 10.14.1

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement is entered into, among National CineMedia, Inc., a Delaware corporation (the “Company” or “NCM, Inc.”), National CineMedia, LLC, a Delaware limited liability company (“NCM LLC”), and Kurt C. Hall (“Executive”) to be effective as of January 1, 2009 (the “Effective Date”), unless otherwise provided.

RECITALS

A. Executive currently serves as the President and Chief Executive Officer of the Company and the Company provides management services to NCM LLC.

B. The terms of Executive’s employment are covered by an employment agreement among Executive, the Company and NCM LLC, effective February 13, 2007 (the “Agreement”).

C. Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) requires a nonqualified deferred compensation plan to meet specified design and operational requirements. The Agreement is required to be amended for compliance with Section 409A of the Code and the final Treasury Regulations thereunder (“Section 409A”).

D. Executive, the Company and NCM LLC desire to amend the Agreement for the purpose of bringing the Agreement into compliance with the requirements of Section 409A and to make technical changes to the bonus-related provisions to comply with Section 162(m) of the Code. The Agreement, as amended by this First Amendment, is intended to comply with the requirements of Section 409A and Section 162(m) of the Code.

AGREEMENT

In consideration of the mutual promises contained in the Agreement and herein and for good and valuable consideration, the receipt of which is mutually acknowledged, Executive, the Company, and NCM LLC agree as follows:

1. Section 3.2 of the Agreement, “Annual Bonus,” is hereby amended by adding the following sentence at the end to read in its entirety as follows:

“Effective on and after January 2, 2008, notwithstanding the foregoing, the amount, time and form of payment of any bonus award to Executive hereunder shall be determined under the Company’s applicable performance bonus plan.”

2. Section 6 of the Agreement, “Termination of Employment,” is hereby amended by adding a new Section 6.7 to read in its entirety as follows:

6.7 Section 409A; Time and Form of Payments and Benefits. The parties intend that each payment and benefit provided to Executive upon his termination of employment, shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A or shall comply with the requirements of Section 409A. The purpose of this Section 6.7 is to amend the Agreement to comply with, or be eligible for one or more exceptions from, the requirements of Section 409A.

(a)	Time and Form of Payment. Each of the following amounts payable to Executive under this Agreement shall constitute a separate payment for purposes of Section 409A:

(i)

Any incentive bonus payable to Executive pursuant to subsections 6.1(a)(i), 6.2(a)(i), 6.3(a)(i), 6.4(i) or 6.5(i) shall be determined under the terms of the applicable performance bonus plan in which he participates (the “Bonus Plan”), but prorated pursuant to this Agreement and shall constitute a separate payment defined as the “Prorated Bonus.” The Prorated Bonus shall be paid in a lump sum payment, no later than the 15th day of the third month following the later of (A) the end of the Company’s taxable year or (B) the end of the calendar year to which the performance bonus relates, except as required by Section 6.7(c) hereof.

(ii)	The amount payable to Executive (as determined, as applicable, in accordance with subsection (iii) immediately below) pursuant to subsections 6.1(a)(ii), 6.2(a)(ii) and 6.3(a)(ii), and each installment thereof, shall constitute a separate payment defined as the “Salary Continuation Payment.” The Salary Continuation Payment shall be paid in equal installments on the same date that the Company makes its normal payroll payments in accordance with the Company’s payroll practices in effect for Executive on the Effective Date, provided, however, that if the six month delay in payment required by subsection 6.7(c) hereof applies, the installment payments for the first six months following the date of separation from service shall be withheld and paid on the first pay date that is more than six months following the date of separation from service. The first installment payment of the Salary Continuation Payment shall be made on the first pay date that is 30 days or more following the date of separation from service by Executive. Notwithstanding the preceding two sentences, if Executive separates from service pursuant to Section 6.2 within two years following a Change of Control or within one year following a Change of Control pursuant to Section 6.3, but in each case only if such Change of Control also constitutes a “change in control” event for purposes of Treasury Regulation Section 1.409A-3(i)(5), Executive shall receive payment of the Salary Continuation Payment in a cash lump sum within 30 days following his separation from service, except as required by subsection 6.7(c) hereof.

(iii)	In lieu of the amounts otherwise payable to Executive pursuant to subsection 6.2(a)(ii), the Salary Continuation Payment shall be three times his then current Base Salary or pursuant to subsection 6.3(a)(ii) shall be four and one-half times his then current Base Salary.

(b)	Continuation of Benefits; Reimbursements. For purposes of the Agreement, with respect to continued coverage or participation by Executive in employee benefit plans and programs or reimbursement of expenses for the specified periods, the Agreement shall be interpreted as follows:

(i)	Continuation of Benefits. In lieu of, and in full satisfaction of, continued participation in all employee benefit plans or programs pursuant to subsection 6.1(b), 6.2(b), 6.3(b) or 6.4(ii) of this Agreement, Executive shall receive payments at the same time, and subject to the same conditions, as the Salary Continuation Payments are made in accordance with subsection 6.7(a)(ii) of this Agreement (the “Benefit Payment”), except as required by subsection 6.7(c) hereof. The amount of the Benefit Payment shall be determined as (A) the sum of: (1) the amount of any annual life insurance premium paid by the Company on behalf of Executive for the immediately preceding calendar year, and (2) the amount of the annual medical insurance premium paid by the Company on behalf of the Executive (and his family) for the immediately preceding calendar year, (B) divided by 12 (the “Monthly Benefit Amount”). The Monthly Benefit Amount shall be paid for the number of months specified in the relevant subsection of Section 6.1, 6.2, 6.3 or 6.4 of the Agreement, as applicable, and shall be divided by the number of pay periods in each such month and the applicable portion of the Monthly Benefit Amount shall be paid at the same time as installment payments of Salary Continuation Payments are made in accordance with subsection 6.7(a)(ii) of this Agreement, provided, however, that if the Salary Continuation Payment is payable to Executive in a cash lump sum pursuant subsection 6.7(a)(ii), the aggregate Monthly Benefit Amounts shall be paid to Executive at the same time in a cash lump sum. The provisions contained in subsections 6.1(b), 6.2(b) and 6.3(b) relating to reduction of benefits to reflect amounts owed by the Executive to the Company and providing benefits pursuant to COBRA are hereby deleted from the Agreement.

(ii)

Continuation of Medical Benefits Following Death. Payments by the Company for the continued medical benefits pursuant to COBRA for Executive’s surviving Spouse and “eligible dependents” set forth in subsection 6.5(ii) shall be paid in monthly installments on the first day of each month for the one year period following the death of Executive consistent with the amount and time of payment required under the applicable plan. The first such payment for continued medical benefits pursuant to COBRA shall be made on the first day of the month immediately following the month in which Executive dies. The right to continued coverage shall not be subject to liquidation or exchange for another benefit.

(iii)	Reimbursement of Expenses. Sections 5, 6.4 and 6.5 provide for reimbursement of any business expenses incurred by Executive prior to his separation from service (or death). The amount of any such reimbursement shall be paid to Executive (or his beneficiary or estate) on or before December 31 of the calendar year following the calendar year in which Executive incurred the eligible expenses. The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year. The right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(c)	Delay in Payment. Notwithstanding anything contained in the Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s “separation from service” with the Company and NCM LLC to be a “specified employee,” any “nonqualified deferred compensation” to which Executive is entitled in connection with such separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid or commence payment until the date which is the first business day following the six-month period after Executive’s separation from service (or if earlier, Executive’s death). Such delay in payment shall only be effected with respect to each separate payment to the extent required to avoid adverse tax treatment to Executive under Section 409A. Any payments and benefits not subject to such delay, shall be paid pursuant to the time and form of payment specified above. Any compensation which would have otherwise been paid during the delay period in the absence of this subsection 6.7(c) shall be paid to Executive (or his beneficiary or estate) in a cash lump sum payment on the first business day following the expiration of the delay period.

(d)	Key Definitions. For purposes of the Agreement, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to such terms pursuant to Section 409A and other applicable guidance.

3. Section 18, “Section 409A; Deferred Compensation,” shall be amended and restated to read in its entirety as follows:

18. Section 409A; Deferred Compensation. The parties intend that any amounts payable and benefits provided under this Agreement and the exercise of authority or discretion by the Company or by Executive (a) shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A; or (b) shall comply with the provisions of Section 409A, in both cases so as not to subject Executive to the payment of additional taxes and interest that may be imposed under Section 409A. To the extent that any amount payable or benefit provided to Executive would trigger the additional tax or interest imposed under Section 409A, the Company and Executive agree to work together to modify the Agreement to the minimum extent necessary to reasonably comply with the requirements of Section 409A, provided that the Company and NCM LLC shall not be required to assume any increased economic burden.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties have executed this First Amendment to Agreement on the dates set forth below, to be effective as of the Effective Date.

NATIONAL CINEMEDIA, INC. The Company; NCM Inc.

By:	/s/ Gene Hardy
Gene Hardy
Executive Vice President, General
Counsel and Secretary

Date:	December 30, 2008

NATIONAL CINEMEDIA, LLC NCM LLC

By:	/s/ Gene Hardy
National CineMedia, Inc., as Managing
Member
Gene Hardy
Executive Vice President, General
Counsel and Secretary

Date:	December 30, 2008

EXECUTIVE

By:	/s/ Kurt C. Hall
Kurt C. Hall

Date:	December 30, 2008

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